Filed pursuant to Rule 424(b)(3) and 424(c)
                                     Registration Statement No. 333-82080



                           PROSPECTUS SUPPLEMENT NO. 3
                     (To Prospectus Dated February 22, 2002)

                                  $200,000,000

                                Photronics, Inc.

                  4 3/4 Convertible Subordinated Notes Due 2006
                                       and
               Common Stock Issuable Upon Conversion of the Notes


This document supplements our prospectus dated February 22, 2002 relating to the resale of up to $200,000,000 aggregate principal amount of our Notes and the shares of our common stock issuable upon conversion of the Notes, by certain holders of Notes who are named as selling security holders in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                             ----------------------

Investing in the notes involves risks. See "Risk Factors" beginning on page 7 of the prospectus.

                             ----------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


            The date of this prospectus supplement is March 20, 2002.

The table of selling security holders beginning on page 36 of the prospectus is hereby amended to add the entities named below as selling security holders:



                                 Principal                        Number of
                              amount of notes                     shares of
                                beneficially    Percentage of    common stock     Percentage of
                               owned that may       notes        that may be      common stock
         Name                      be sold       outstanding       sold (1)      outstanding (2)
         ----                      -------       -----------       --------      ---------------
CIBC World Markets               $1,000,000           *             27,027              *

Clinton Multistrategy Master
Fund, Ltd.                        4,000,000           2.00%        108,108              *

Clinton Riverside Convertible
Portfolio Limited                 4,000,000           2.00         108,108              *

WPG Convertible
Arbitrage Overseas
Master Fund, L.P.                 2,500,000           1.25          67,567              *


After giving effect to the addition of the foregoing selling security holders and the correction of several typographical errors, the section of the prospectus entitled "Selling Security Holders" reads as follows:


                            SELLING SECURITY HOLDERS

                We originally issued the notes in a private placement in December 2001. The notes were resold by the initial purchasers of the notes to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

The following table sets forth information we have received as of March 19, 2002 about the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.



                                 Principal                        Number of
                              amount of notes                     shares of
                                beneficially    Percentage of    common stock     Percentage of
                               owned that may       notes        that may be      common stock
         Name                      be sold       outstanding       sold (1)      outstanding (2)
         ----                      -------       -----------       --------      ---------------
Advent Convertible Master
Cayman L.P.                     $ 2,935,000          1.47%         79,324               *

AIG/National Union Fire
Insurance                           180,000            *            4,864               *

Allentown City Firefighters
Pension Plan                         29,000            *              783               *

Allentown City Officers &
Employees Pension Fund               11,000            *              297               *

Allentown City Police Pension
Plan                                 54,000            *            1,459               *

Amaranth LLC                     13,800,000          6.90         372,972             1.21%

American Motorist Insurance
Company                             507,000            *           13,702               *

AmSouth Bank Custodian for
AmSouth VA Equity Income Fund     2,100,000          1.05          56,756               *

AmSouth Bank Custodian for
Silect Equity Variable Annuity
Fund                              1,320,000            *           35,675               *


                                 Principal                        Number of
                              amount of notes                     shares of
                                beneficially    Percentage of    common stock     Percentage of
                               owned that may       notes        that may be      common stock
         Name                      be sold       outstanding       sold (1)      outstanding (2)
         ----                      -------       -----------       --------      ---------------
Arapahoe County Colorado             49,000            *            1,324               *

Argent Classic Convertible
Arbitrage Fund L.P.                 500,000            *           13,513               *

Argent Classic Convertible
Arbitrage Fund (Bermuda) Ltd.     2,000,000           1.00         54,054               *

Argent Convertible Arbitrage
Fund Ltd.                         4,500,000           2.25        121,621               *

Argent LowLev Convertible
Arbitrage Fund LLC                  500,000            *           13,513               *

Arkansas Teachers Retirement
System                            3,506,000           1.75         94,756               *

Aventis Pension Master Trust (5)    105,000            *            2,837               *

Bank Austria Cayman Islands,
LTD                               7,400,000           3.70        199,999               *

Bankers Trust Company Trustee
for DaimlerChrysler Corp. Emp.
#1 Pension Plan dtd. 4/1/89       3,465,000           1.73         93,648               *

Baptist Health of South Florida     577,000            *           15,594               *

Black Diamond Offshore Ltd.         565,000            *           15,270               *

Boilermaker - Blacksmith Pension
Trust (5)                           590,000            *           15,945               *

British Virgin Islands Social
Security Board                       38,000            *            1,027               *

CALAMOS(R) Convertible Fund -
CALAMOS(R) Investment Trust (5)   2,400,000           1.20         64,864               *

CALAMOS(R) Convertible Growth
and Income Fund - CALAMOS(R)
Investment Trust (5)              4,400,000           2.20        118,918               *

CALAMOS(R) Convertible
Portfolio - CALAMOS(R) Advisors
Trust (5)                            65,000            *            1,756               *

CALAMOS(R) Convertible
Technology Fund - CALAMOS(R)         65,000            *            1,756               *



                                     Principal                        Number of
                                     amount of                        shares of     Percentage
                                       notes                            common       of common
                                   beneficially     Percentage        stock that       stock
                                    owned that       of notes        may be sold    outstanding
         Name                       may be sold     outstanding          (1)            (2)
         ----                       -----------     -----------          ---            ---
Investment Trust (5)

CALAMOS(R) Global Convertible
Fund - CALAMOS(R) Investment
Trust (5)                                70,000            *               1,891            *

CALAMOS(R) Market Neutral Fund -
CALAMOS(R) Investment Trust (5)      10,500,000            5.25          283,783            *

Chrysler Corporation Master
Retirement Trust                      2,035,000            1.01           54,999            *

CIBC World Markets                    1,000,000            *              27,027            *

City of Albany Pension Plan (5)          50,000            *               1,351            *

City of Knoxville Pension System
(5)                                     145,000            *               3,918            *

City of New Orleans                     203,000            *               5,486            *

City University of New York             122,000            *               3,297            *

Clarica Life Insurance Co.- U.S.
(5)                                     145,000            *               3,918            *

Clinton Multistrategy Master
Fund, Ltd.                            4,000,000            2.00          108,108            *

Clinton Riverside Convertible
Portfolio Limited                     4,000,000            2.00          108,108            *

Consulting Group Capital Markets
Funds (5)                               250,000            *               6,756            *

DeAm Convertible Arbitrage            3,300,000            1.65           89,189            *

Delta Airlines Master Trust (5)         950,000            *              25,675            *

Delta Air Lines Master Trust (c/o
Oaktree Capital Management LLC)         490,000            *              13,243            *

Delta Pilots Disability and
Survivorship Trust (5)                  200,000            *               5,405            *

Delta Pilots D & S Trust (c/o
Oaktree Capital Management LLC)         270,000            *               7,297            *


                                     Principal                        Number of
                                     amount of                        shares of     Percentage
                                       notes                            common       of common
                                   beneficially     Percentage        stock that       stock
                                    owned that       of notes        may be sold    outstanding
         Name                       may be sold     outstanding          (1)            (2)
         ----                       -----------     -----------          ---            ---
Deutsche Banc Alex Brown             15,624,000            7.81          422,269           1.37

Dorinco Reinsurance Company (5)         325,000            *               8,783            *

Double Black Diamond Offshore LDC     2,935,000            1.47           79,324            *

Drury University (5)                     35,000            *                 945            *

Engineers Joint Pension Fund            468,000            *              12,648            *

Federated Equity Income Fund,
Inc.                                  7,300,000            3.65          197,297            *

Federated Insurance Series, on
behalf of its Federated Income
Fund II                                 300,000            *               8,108            *

Fidelity Financial Trust: Fidelity
Convertible Securities Fund (6)      11,680,000            5.84          315,675           1.03

Franklin and Marshall College           190,000            *               5,135            *

Gartmore Variable Insurance
Trust, on behalf of its
Federated GVIT Equity Income Fund       180,000            *               4,864            *

Grady Hospital Foundation               107,000            *               2,891            *

Granville Capital Corporation         2,000,000            1.00           54,054            *

HFR Convertible Arbitrage
Account                                 190,000            *               5,135            *

HFR Master Fund, LTD. (5)                50,000            *               1,351            *

H.K. Porter Company, Inc. (5)            15,000            *                 405            *

Independence Blue Cross                  64,000            *               1,729            *

Innovest Finanzdienstleistungs AG       580,000            *              15,594            *

KBC Financial Products USA Inc.         250,000            *               6,756            *

Kettering Medical Center Funded
Depreciation Account (5)                 35,000            *                 945            *

Knoxville Utilities Board
Retirement System (5)                   120,000            *               3,243            *

Lipper Convertibles, L.P.             1,500,000            *              40,540            *


                                     Principal                        Number of
                                     amount of                        shares of     Percentage
                                       notes                            common       of common
                                   beneficially     Percentage        stock that       stock
                                    owned that       of notes        may be sold    outstanding
         Name                       may be sold     outstanding          (1)            (2)
         ----                       -----------     -----------          ---            ---
Lipper Offshore Convertibles, L.P.    1,500,000           *               40,540            *

Louisiana Workers' Compensation
Corporation (5)                         150,000           *                4,054            *

Lumbermans                              491,000           *               13,270            *

Lyxor Master Fund Ref:
Argent/LowLev CB                      1,230,000           *               33,243            *

Macomb County Employees'
Retirement System (5)                   145,000           *                3,918            *

McMahan Securities Co., L.P.          1,500,000           *               40,540            *

Microsoft Corporation                   410,000           *               11,081            *

Minnesota Power and Light               125,000           *                3,378            *

Motion Pictures Industry                545,000           *               14,729            *

Motion Picture Industry Health
Plan - Active Member Fund               190,000           *                5,135            *

Motion Picture Industry Health
Plan - Retiree Member Fund               80,000           *                2,162            *

Municipal Employees                     183,000           *                4,945            *

New Orleans Firefighters Pension
/ Relief Fund                           110,000           *                2,972            *

Nicholas Applegate Convertible
Fund                                  1,395,000           *               37,702            *

Nicholas Applegate Global
Holdings LP                              35,000           *                  945            *

1976 Distribution Trust FBO A.R.
Lauder / Zinterhofer                      7,000           *                  189            *

1976 Distribution Trust FBO Jane
A. Lauder                                13,000           *                  351            *

Occidental Petroleum Corporation        118,000           *                3,189            *

OCM Convertible Trust                 1,180,000           *                8,918            *

Ohio National Fund, Inc., on
behalf of its Equity Income
Portfolio                                30,000           *                  810            *


                                     Principal                        Number of
                                     amount of                        shares of     Percentage
                                       notes                            common       of common
                                   beneficially     Percentage        stock that       stock
                                    owned that       of notes        may be sold    outstanding
         Name                       may be sold     outstanding          (1)            (2)
         ----                       -----------     -----------          ---            ---
Ondeo Nalco                              40,000            *               1,081            *

Onex Industrial Partners Limited      1,950,000            *              52,702            *

Palladin Securities LLC               1,200,000            *              32,432            *

Paloma Securities LLC                 5,000,000            2.50          135,135            *

Partner Reinsurance Company Ltd.        330,000            *               8,918            *

Pebble Capital Inc.                     650,000            *              17,567            *

Physicians Life                         183,000            *               4,945            *

Policemen and Firemen
Retirement System of the
City of Detroit                         503,000            *              13,594            *

Port Authority of Allegheny
County Retirement and Disability
Allowance Plan for the Employees
Represented by Local 85 of the
Amalgamated Transit Union (5)           615,000            *              16,621            *

Pro-mutual                              603,000            *              16,297            *

Qwest Occupational Health Trust          55,000            *               1,486            *

Ramius Capital Group                    300,000            *               8,108            *

RAM Trading Ltd                       1,750,000            *              47,297            *

Raytheon Master Pension Trust            200,00            *               5,405            *

RCG Halifax Master Fund, LTD            550,000            *              14,864            *

RCG Latitude Master Fund, LTD         2,500,000            1.25           67,567            *

RCG Multi Strategy A/C LP             1,250,000            *              33,783            *

Robertson Stephens                    5,000,000            2.50          135,135            *

Rockhaven Fund                           80,000            *               2,162            *

Rockhaven Premier Dividend Fund         700,000            *              18,918            *

San Diego City Retirement             1,097,000            *              29,648            *

San Diego County Convertible          1,654,000            *              44,702            *

SCI Endowment Care Common
Trust Fund - First Union (5)             20,000            *                 540            *



                                     Principal                        Number of
                                     amount of                        shares of     Percentage
                                       notes                            common       of common
                                   beneficially     Percentage        stock that       stock
                                    owned that       of notes        may be sold    outstanding
         Name                       may be sold     outstanding          (1)            (2)
         ----                       -----------     -----------          ---            ---
SCI Endowment Care Common
Trust Fund - National Fiduciary
Services (5)                             70,000              *             1,891            *

SCI Endowment Care Common
Trust Fund - Suntrust (5)                30,000              *               810            *

Screen Actors Guild Pension
Convertible                             500,000              *            13,513            *

S G Cowen Securities Corporation      1,500,000              *            40,540            *

Shell Pension Trust                     320,000              *             8,648            *

Silvercreek Limited Partnership       1,100,000              *            29,729            *

Silvercreek II Limited                  900,000              *            24,324            *

Southdown Pension Plan (5)               60,000              *             1,621            *

Southern Farm Bureau Life
Insurance                               185,000              *             4,999            *

SPT (5)                                 710,000              *            19,189            *

Starvest Combined Portfolio             190,000              *             5,135            *

State Employees' Retirement Fund
of the State of Delaware                810,000              *            21,891            *

State of Connecticut Combined
Investment Fund                       1,705,000              *            46,081            *

State of Maryland Retirement
Agency                                2,575,000              1.29         69,594            *

State Street Bank Custodian for
GE Pension Trust                      1,585,000              *            42,837            *

Sunrise Partners LLC                  9,200,000              4.60        248,648            *

The Dow Chemical Company
Employees' Retirement Plan (5)        1,150,000              *            27,631            *

The Fondren Foundation (5)               35,000              *               945            *

The Grable Foundation                    95,000              *             2,567            *

Trustmark Insurance Company             280,000              *             7,567            *

2000 Revocable Trust FBO A.R.
Lauder / Zinterhofer                      6,000              *               162            *



                                     Principal                        Number of
                                     amount of                        shares of     Percentage
                                       notes                            common       of common
                                   beneficially     Percentage        stock that       stock
                                    owned that       of notes        may be sold    outstanding
         Name                       may be sold     outstanding          (1)            (2)
         ----                       -----------     -----------          ---            ---
Union Carbide Retirement
Account (5)                             600,000              *            16,216            *

United Food and Commercial
Workers Local 1262 and
Employee Pension Fund (5)               270,000              *             7,297            *

Vanguard Convertible Securities
Fund, Inc.                            1,945,000              *            52,567            *

Vopak USA Inc., Retirement Plan
(f.k.a. Van Waters & Rogers, Inc.
Retirement Plan) (5)                    140,000              *             3,783            *

Wake Forest University                  686,000              *            18,540            *

Wake Forest University
Convertible Arbitrage                   355,000              *             9,594            *

WPG Convertible
Arbitrage Overseas
Master Fund, L.P.                     2,500,000             1.25          67,567            *

Writers Guild Industry Health
Fund                                    293,000              *             7,918            *

Wyoming State Treasurer                 971,000              *            26,243            *

Any other holder of notes or future
transferee, pledgee, donee
or successor of any holder (3)       10,228,000              5.11        276,432            *
                                     ----------              ----        -------            ----

Total.........................     $200,000,000           100.00%      5,405,400 (4)       15.13%
                                   ============           =======      =============       ======

--------------------
* Less than 1%.

        (1) Assumes conversion of all of the holder's notes at a conversion rate of 27.027 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

        (2) Calculated based on 30,315,494 shares of common stock outstanding as of December 31, 2001. In calculating this amount for each selling security holder, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that holder's notes. However, we did not assume the conversion of any other holder's notes, except in calculating the percentage for all selling security holders as a group.

        (3) Information about other selling security holders will be set forth in prospectus supplements, if required.

        (4) Column does not add up correctly because the fractional shares to which the holders would be entitled have been disregarded.

        (5) Pursuant to an Investment Management Agreement, CALAMOS(R) Investments is not acting individually, but solely as an Investment Manager for the selling security holder.

        (6) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp., a Massachusetts corporation. The holdings are as of January 23, 2002.


     We prepared this table based on the information supplied to us on or before March 19, 2002 by the selling security holders named in the table. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date they have supplied the information to us. Information about the selling security holders may change further over time. Any changed information supplied to us will be set forth in future prospectus supplements.

     None of the selling security holders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."